Exhibit 2.1


                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                              September 10, 1998

                                     among

                                 MERCOM, INC.,

                             CABLE MICHIGAN, INC.

                                      and

                           MERCOM ACQUISITION, INC.




                              TABLE OF CONTENTS(1)

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                                                                          Page
                                                                          ----
                                   ARTICLE 1
                                  The Merger

Section 1.01.  The Merger  ..................................................1
Section 1.02.  Conversion of Shares..........................................2
Section 1.03.  Surrender and Payment.........................................2
Section 1.04.  Dissenting Shares.............................................4

                                   ARTICLE 2
                           The Surviving Corporation

Section 2.01.  Certificate of Incorporation..................................5
Section 2.02.  Bylaws........................................................5
Section 2.03.  Directors and Officers........................................5

                                   ARTICLE 3
                 Representations and Warranties of the Company

Section 3.01.  Corporate Existence and Power.................................5
Section 3.02.  Corporate Authorization; Approval of the Board................6
Section 3.03.  Governmental Authorization....................................6
Section 3.04.  Non-contravention.............................................7
Section 3.05.  Capitalization................................................7
Section 3.06.  Subsidiaries..................................................7
Section 3.07.  SEC Filings...................................................8
Section 3.08.  Financial Statements..........................................9
Section 3.09.  Proxy Statement; Schedule 13E-3...............................9
Section 3.10.  Absence of Certain Changes...................................10
Section 3.11.  Litigation...................................................11
Section 3.12.  No Undisclosed Material Liabilities..........................12
Section 3.13.  Compliance with Laws.........................................12
Section 3.14.  Finders' Fees................................................12
Section 3.15.  Taxes........................................................12
Section 3.16.  Employee Benefits............................................13
Section 3.17.  Environmental Matters........................................14
Section 3.18.  Systems, Franchises and Material Agreements..................15
Section 3.19.  Title to Properties; Encumbrances............................16

                                   ARTICLE 4
                    Representations and Warranties of Buyer

Section 4.01.  Corporate Existence and Power................................17
Section 4.02.  Corporate Authorization......................................17
Section 4.03.  Governmental Authorization...................................18
Section 4.04.  Non-contravention............................................18
Section 4.05.  Proxy Statement; Schedule 13E-3..............................18
Section 4.06.  Finders' Fees................................................18
Section 4.07.  Financing....................................................19
Section 4.08.  Ownership of Shares..........................................19

                                   ARTICLE 5
                           Covenants of the Company

Section 5.01.  Conduct of the Company.......................................19
Section 5.02.  Stockholder Meeting; Proxy Material..........................20
Section 5.03.  Access to Information........................................20

                                   ARTICLE 6
                              Covenants of Buyer

Section 6.01.  Obligations of Merger Subsidiary.............................21
Section 6.02.  Voting of Shares.............................................21
Section 6.03.  Director and Officer Liability...............................21
Section 6.04.  Absence of Actions Causing Breach............................22


                                   ARTICLE 7
                      Covenants of Buyer and the Company

Section 7.01.  Best Efforts; SEC Filings....................................22
Section 7.02.  Public Announcements.........................................22
Section 7.03.  Further Assurances...........................................23
Section 7.04.  Notices of Certain Events....................................23

                                   ARTICLE 8
                       Closing; Conditions to the Merger

Section 8.01.  Closing......................................................23
Section 8.02.  Conditions to the Obligations of Each Party..................23
Section 8.03.  Conditions to the Obligations of Buyer and Merger
                 Subsidiary.................................................24
Section 8.04.  Conditions to the Obligations of the Company.................25

                                    ARTICLE 9
                                   Termination

Section 9.01.  Termination .................................................26
Section 9.02.  Effect of Termination........................................27

                                   ARTICLE 10
                                  Miscellaneous

Section 10.01.  Notices.....................................................27
Section 10.02.  Survival....................................................28
Section 10.03.  Amendments; No Waivers......................................28
Section 10.04.  Expenses....................................................29
Section 10.05.  Successors and Assigns......................................29
Section 10.06.  Governing Law...............................................29
Section 10.07.  Counterparts; Effectiveness.................................29
Section 10.08.  Parties in Interest.........................................29
Section 10.09.  No Personal Liability.......................................29
Section 10.10.  Jurisdiction................................................30
Section 10.11.  Interpretation..............................................30
Section 10.12.  Specific Performance........................................30
Section 10.13.  Entire Agreement; Schedules.................................30
Section 10.14.  Severability................................................31
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1 The Table of Contents is not a part of this Agreement.



                         AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of September 10, 1998 among MERCOM, INC., a Delaware corporation (the Company), CABLE MICHIGAN, INC., a Pennsylvania corporation (Buyer), and MERCOM ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Buyer (Merger Subsidiary).

         WHEREAS, Buyer owns approximately 61.92% of the outstanding common stock of the Company;

         WHEREAS, Buyer and the Company desire that Merger Subsidiary be merged with and into the Company with the Company being the surviving corporation and a wholly owned subsidiary of Buyer as contemplated hereby; and

         WHEREAS, a special committee of the Board of Directors of the Company composed solely of directors unaffiliated with Buyer (the Special Committee) has unanimously approved this Agreement and the transactions contemplated hereby;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:


                                   ARTICLE 1
                                  The Merger

         Section 1.01. The Merger. (a) At the Effective Time (as defined below), Merger Subsidiary shall be merged (the Merger) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the Delaware Law) whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the Surviving Corporation). At the election of Buyer, the Merger may be structured so that the Company shall be merged with and into Merger Subsidiary with the result that Merger Subsidiary shall be the Surviving Corporation.

          (b) As soon as practicable after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger by agreement of Buyer and the Company (the Effective
Time).

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

         Section 1.02. Conversion of Shares. At the Effective Time by virtue of the Merger and without any other action on the part of the Company, Merger Sub or the holder of any Shares (as defined below):

          (a) each share of common stock, par value $1.00 per share, of the Company (the Shares) held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a) or as provided in Section 1.04 below with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $12.00 in cash, without interest (the Merger Consideration).

         Section 1.03. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the Transfer Agent) for the purpose of exchanging certificates representing Shares for the Merger Consideration, and the Company shall provide Buyer and the Transfer Agent with a complete and accurate list of names and addresses for the stockholders of record of the Company at the Effective Time. Buyer will deliver to the Transfer Agent, at the Effective Time, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly (and in any event within three business days) after the Effective Time, Buyer will send, or will cause the Transfer Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Transfer Agent).

          (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Transfer Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. The Transfer Agent or Buyer, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Transfer Agent or Buyer are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the Code), or any applicable provision of state, local or foreign tax law, with respect to the making of any payment in respect of the Merger Consideration hereunder. To the extent such amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to whom such deduction and withholding was made by the Transfer Agent or Buyer.
No such deduction or withholding shall be made if the relevant Person shall provide documentation reasonably satisfactory to the Transfer Agent and Buyer establishing an exemption from withholding, and Buyer shall take customary actions to obtain such documentation prior to such deduction or withholding.

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Transfer Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Transfer Agent that such tax has been paid or is not payable. For purposes of this Agreement, Person means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

          (e) Any portion of the Merger Consideration made available to the Transfer Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares three months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

          (f) Any portion of the Merger Consideration made available to the Transfer Agent pursuant to Section 1.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

         Section 1.04. Dissenting Shares. Notwithstanding Section 1.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.


                                   ARTICLE 2
                           The Surviving Corporation

         Section 2.01. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Annex A attached hereto.

         Section 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         Section 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.



                                   ARTICLE 3
                 Representations and Warranties of the Company

         The Company represents and warrants to Buyer that:

         Section 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, the term Material Adverse Effect means a material adverse effect on the business, assets, operations, condition (financial or otherwise), results of operations or the conduct of the business of the Company and the Company Subsidiaries taken as a whole. For purposes of this Agreement, a Subsidiary, as to any Person, means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person and Company Subsidiary means any Subsidiary of the Company.

         Section 3.02. Corporate Authorization; Approval of the Board. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Companys corporate powers and, except for any required approval by the Companys stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors rights, and (y) for the limitations imposed by general principles of equity. The foregoing exceptions
(x) and (y) are hereinafter referred to as the Enforceability Exceptions. The Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held, unanimously approved this Agreement, the Merger and the other transactions contemplated hereby on the material terms and conditions set forth herein. The Special Committee has, by resolutions duly adopted at a meeting duly called and held, unanimously approved this Agreement, the Merger and the other transactions contemplated hereby on the material terms and conditions set forth herein. The Special Committee has received the opinion as of the date of this Agreement of CIBC Oppenheimer Corp. (Oppenheimer), as financial advisor to the Special Committee, that the consideration to be received by the Companys stockholders (other than Buyer and its Subsidiaries) in the Merger is fair to such stockholders from a financial point of view.

         Section 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no material action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the Exchange Act); (c) for notices to, or consents or waivers from, the relevant Franchising Authorities (as defined below) pursuant to certain Franchises of the Company and its Subsidiaries, and (d) where the failure to take such action or make such filing would not have, and would not reasonably be expected to have, a Material Adverse Effect or materially interfere with or delay the transactions contemplated hereby. For purposes hereof, Franchising Authority has the meaning that term is given by Section 602(10) of the Cable Communications Policy Act of 1984 (47 U.S.C. Section 522(10)). For purposes of this Agreement, Franchise means a written franchise within the meaning of
Section 602(9) of the Cable Communications Policy Act of 1984 (47 U.S.C.
Section 522(9)).

         Section 3.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in clauses (a),
(b) and (c) of Section 3.03, contravene or conflict in any material respect with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Company Subsidiary, (c) except as set forth on Schedule 3.04 and with such other exceptions as would not individually or in the aggregate have a Material Adverse Effect, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Company Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Company Subsidiary, or (d) with such exceptions as would not individually or in the aggregate have a Material Adverse Effect, result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary. For purposes of this Agreement, Lien means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         Section 3.05. Capitalization. The authorized capital stock of the Company consists of 5,000,000 shares of common stock, par value $1.00 per share (defined above as Shares), and 150,000 shares of preferred stock, par value $100.00 per share. There are outstanding 4,787,060 Shares and no shares of preferred stock. All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the second preceding sentences there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (d) no stock appreciation rights or similar rights with respect to any securities of the Company (the items in clauses 3.05(a), 3.05(b), 3.05(c) and 3.05(d) being referred to collectively as the Company Securities). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

         Section 3.06. Subsidiaries. (a) Each Company Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. All Company Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 3.06(a).

          (b) All of the outstanding capital stock of, or other ownership interests in, each Company Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (ii) options or other rights to acquire from the Company or any Company Subsidiary, and no other obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Company Subsidiary or (iii) stock appreciation rights or similar rights with respect to any securities of any Company Subsidiary (the items in clauses 3.06(b)(i), 3.06(b)(ii) and 3.06(b)(iii) being referred to collectively as the Company Subsidiary Securities). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

         Section 3.07. SEC Filings. (a) The Company has made available to Buyer (i) the annual reports on Form 10-K for its fiscal years ended December 31, 1997 (as amended through May 6, 1998), 1996 and 1995, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, and June 30, 1998,
(iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1995, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the
SEC) since December 31, 1995. As used herein, the term Form 10-K means the Companys annual report on Form 10-K for the fiscal year ended December 31, 1997 (as amended through May 6, 1998), and the term Form 10-Q means the Companys quarterly report on Form 10-Q for the fiscal quarter ended June 30, 1998.

          (b) As of its filing date (or in the case of the Form 10-K, as of May 6, 1998), each such report or statement filed pursuant to the Exchange Act complied in all material respects with the applicable requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended (the Securities Act), as of the date such statement or amendment became effective, complied in all material respects with the applicable requirements of the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 3.07 fairly present, in all material respects and in conformity with generally accepted accounting principles (GAAP) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         Section 3.09. Proxy Statement; Schedule 13E-3. The proxy statement of the Company (the Company Proxy Statement) to be mailed to the shareholders of the Company in connection with the meeting of such shareholders to vote on the approval and adoption of this Agreement (the Company Shareholder Meeting), and any amendments or supplements to such proxy statement will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the information supplied by the Company for inclusion or incorporation by reference in the Company Proxy Statement or in the Rule 13e-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC in connection with the Merger (the Schedule 13E-3), as either such document may be supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 3.10.  Absence of Certain Changes.  Except as set forth on
Schedule 3.10 or as otherwise permitted by this Agreement, since June 30, 1998, the Company and Subsidiaries have in all material respects conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event or occurrence which has had or reasonably would be expected to have a Material Adverse Effect (other than those arising from general economic or industry-wide events or occurrences);

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Company Subsidiary;

          (c) any amendment of any material term of any outstanding security of the Company or any Company Subsidiary;

          (d) any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money with a principal amount in excess of $190,000 (other than refinancings of existing borrowings in the ordinary course of business under existing facilities and other than borrowings in the ordinary course of business from Buyer);

          (e) any creation or assumption by the Company or any Company Subsidiary of any Lien (other than Permitted Liens (as defined below)) on any material asset;

          (f) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Company Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Company Subsidiary of any contract or other right, in either case, involving more than $375,000, other than those contemplated by this Agreement and additions of subscribers to existing programming agreements;

          (g) any making of any loan, advance or capital contributions to or investment in any Person other than advances to employees in the ordinary course of business consistent with past practice and loans, advances or capital contributions to or investments in wholly owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (h) any material change in any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

          (i) any (A) grant of any severance or termination pay to any director, officer or employee of the Company or any of the Company Subsidiaries, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of the Company Subsidiaries, (C) increase in benefits payable under any existing severance or termination pay policies or
         (D) increase in compensation, bonus or other benefits payable to directors or officers (who are not employees) of the Company or any of the Company Subsidiaries, or, other than in the ordinary course of business consistent with past practice, to employees (including officers who are employees) of the Company or any of the Company Subsidiaries; or

          (j) any damage, destruction or other casualty loss (to the extent not covered by insurance) affecting the business or assets of the Company or any Company Subsidiary in excess of $375,000;

For purposes of this Agreement, Permitted Liens means (i) materialmens, mechanics, carriers, workmens, warehousemens, repairmens, and other like Liens arising in the ordinary course of business for payments which are not material in amount, and deposits to obtain the release of such Liens; (ii) Liens for current taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and (iii) other Liens or minor imperfections of title that, taken in the aggregate, do not materially impair the conduct of the Companys and the Company Subsidiaries business or the use of any material assets.

         Section 3.11. Litigation. Except as set forth in Schedule 3.11, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against, the Company or any Company Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect.

         Section 3.12. No Undisclosed Material Liabilities. Neither the Company nor any of the Company Subsidiaries has any indebtedness, liability or obligation of any type, whether or not required by GAAP to be reflected on a balance sheet and whether or not due, except (i) liabilities reflected or reserved against in the balance sheet set forth in the Form 10-Q, or otherwise disclosed in the Form 10-K or the Form 10-Q, (ii) liabilities incurred in the ordinary course of business since June 30, 1998, (iii) for other liabilities which do not and will not have, and would not reasonably be expected to have, a Material Adverse Effect and (iv) as set forth on any Schedule hereto or any contract or agreement set forth thereon (other than for breach thereof).

         Section 3.13. Compliance with Laws. Except as set forth on Schedule 3.13, the Company and the Company Subsidiaries hold all licenses, franchises, certificates, consents, permits, qualifications and authorizations from all governmental authorities necessary for the lawful conduct of their businesses, except where the failure to hold any of the foregoing would not have, and would not reasonably be expected to have, a Material Adverse Effect. To the Companys knowledge, neither the Company nor any of its Subsidiaries has violated, or is in violation of, any such licenses, franchises, certificates, consents, permits, qualifications or authorizations or any applicable statutes, laws, ordinances, rules and regulations (including, without limitation, any of the foregoing related to occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices) of any governmental authorities, except where such violations do not have, and would not reasonably be expected to have, a Material Adverse Effect.

         Section 3.14. Finders' Fees. Except for Oppenheimer, the terms of whose engagement are set forth in the engagement letter provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Company Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 3.15. Taxes. Except as set forth on Schedule 3.15 and except as to any items that would not, individually or in the aggregate, have a Material Adverse Effect: (a) the Company and each of the Company Subsidiaries has (i) timely paid all taxes of any nature whatsoever (together with any related penalties and interest) (any of the foregoing, a Tax) required to be paid by it and (ii) timely filed all federal, state, local and foreign income and other Tax returns or reports (including declarations of estimated Tax) required to be filed by it and all such returns have been completed in accordance with applicable law and are true and correct; (b) there are no claims or assessments pending against the Company or any of the Company Subsidiaries for any alleged deficiency in Tax, and the Company does not know of any threatened Tax claims or assessments against the Company or any of the Company Subsidiaries; (c) the Company and each of the Company Subsidiaries has established adequate accruals for Taxes and for any liability for deferred Taxes in accordance with GAAP; (d) there are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of the Companys Subsidiaries; and (e) from December 31, 1997, there have not been any Tax elections, any settlements or compromises of any income Tax liabilities or any changes in Tax attributes (except that net operating losses are being used to offset current taxable income).

         Section 3.16.  Employee Benefits.  Except as set forth on Schedule
3.16:

          (a) The Company does not maintain, contribute to or have any material liability (whether direct or indirect, including, without limitation, as a result of an indemnification obligation) under, or with respect to, and no ERISA Affiliate has any liability which has or will create any material obligation by, or result in any material liability to, Buyer with respect to or under, any Employee Benefit Plan. No material liability (whether direct or indirect, including, without limitation, as a result of an indemnification obligation) with respect to any Employee Benefit Plan has been or is reasonably expected to be incurred by the Company or any ERISA Affiliate under or pursuant to Title I or Title IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employees, employee compensation or employee benefit plans that could, following the Effective Time, become or remain a material liability of Buyer or of any Employee Benefit Plan established or contributed to by Buyer, and no event, transaction or condition has occurred or exists that could result in any such liability to their operations or, following the Effective Time, Buyers.

          (b) Neither the execution and delivery by the Company of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the acceleration or creation of any rights of any person to benefits under any Employee Benefit Plan (including, without limitation, the acceleration of the accrual or vesting under any Employee Benefit Plan or the acceleration or creation under any severance, parachute or change of control agreement) which could result in a material liability to Buyer.

          (c) To the knowledge of the Company, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding arbitration, governmental audit or investigation relating to or seeking material benefits under any Employee Benefit Plan that is pending or threatened or anticipated against the Company, any ERISA Affiliate or any Employee Benefit Plan, other than claims for benefits in the ordinary course.

          (d) Except as set forth in the Form 10-K or the Form 10-Q, no provision of any Employee Benefit Plan or any contract (whether or not written), nor any transaction, condition or other event exists or has occurred that would require Buyer to provide any material compensation, payments or benefits (including, without limitation, severance payments) to or on behalf of any former or current employee of the Company or any ERISA Affiliate.

          (e) As used herein, the term Employee Benefit Plan means any pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, phantom stock, stock purchase, restricted stock, premium conversion, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy, whether written or unwritten, to which the Company or any Company Subsidiary contributes, is obligated to contribute to, is a party to or is otherwise bound, or with respect to which the Company or any Company Subsidiary may have any liabilities. As used herein, the term ERISA Affiliate means (i) a member of any controlled group (as defined in Section 414(b) of the Code) of which the Company is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with the Company, or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company is a member.

         Section 3.17. Environmental Matters. There are no material Environmental Liabilities (as defined below) of the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries are in compliance and have been in compliance, in all material respects, with all Environmental Laws. There has been no report regarding any material environmental assessment, investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or the Company Subsidiaries or any property or facility now or previously owned by the Company or the Company Subsidiaries which has not been delivered to Buyer. For purposes of this Agreement, Environmental Liabilities means any and all liabilities of the named entity, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time, and includes but is not limited to fines, penalties, and costs of correcting any compliance deficiencies, and obligations for site cleanup or investigation or cleanup resulting from the disposal, release or threatened release of hazardous substances, pollutants, contaminants, or wastes. Environmental Laws means any federal, state, and local laws, judicial decisions, regulations, rules, judgments, orders, decrees, permits, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof.

         Section 3.18.  Systems, Franchises and Material Agreements.   (a) As
of June 30, 1998, the cable television systems owned by the Company and the Company Subsidiaries (the Systems) (i) had approximately 41,504 Basic Subscribers, (ii) passed approximately 65,886 residential dwelling units and
(iii) included approximately 211 underground plant miles and approximately 1,133 aerial plant miles. For purposes hereof, Basic Subscriber means a customer of the Company or any of the Company Subsidiaries who as of the relevant date satisfies all of the following requirements:

          (i) such customer is connected to and receiving Basic Service from the Company or any of the Company Subsidiaries;

          (ii) such customer is being charged for the services received at the rate that the Company or the relevant Company Subsidiary generally charges to its customers in that location;

          (iii) such customer has paid to the applicable provider the applicable rate for all services received for one month (or more) of service prior to the relevant date;

          (iv) such customer does not have any outstanding bill or any service charges more than sixty (60) days delinquent from the due date therefore in excess of $10.00; and

          (v) provided that a hotel, motel or other multiple dwelling unit customer which pays less per dwelling unit than the rates charged in the relevant area by the applicable provider for detached single family homes shall be considered to be that number of Basic Subscribers which is equal to revenues from Basic Service generated by such hotel, motel or other customer for the month ending on the relevant date (or if such date is not the end of a month, the month ending immediately prior to such date) (without regard to non-recurring revenues from ancillary services such as installation fees) divided by the full rate charged to detached single family homes for such service in the relevant area by the applicable provider.

For purposes hereof, Basic Service means, for any given Franchise (as defined below) area the cable television service tier or tiers provided by the Company or the relevant Company Subsidiary in such Franchise area which include the retransmission of local off air television broadcast signals.

          (b) Except for (i) those contracts listed on Schedule 3.18(b) (the Material Agreements), and (ii) the Company Franchises (as defined below), neither the Company nor any of the Company Subsidiaries is a party to or is bound by a contract, commitment or agreement which is material to the Company and the Company Subsidiaries taken as a whole or which involves payments of more than $375,000 in the aggregate or which restricts the Company and its affiliates from engaging in any business or which involves the purchase of programming by the Company. Schedule 3.18(b) sets forth a list, complete in all material respects, of the Franchises of the Company or any of the Company Subsidiaries (the Company Franchises). Each Company Franchise and each Material Agreement is in all material respects the validly existing, legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the knowledge of the Company, of the other parties thereto, subject to the Enforceability Exceptions. The Company and the Company Subsidiaries are validly and lawfully operating in all material respects under the Company Franchises and the Material Agreements to which they are a party. The Company and the Company Subsidiaries have duly complied in all material respects with all of the terms and conditions of each of the Company Franchises and Material Agreement to which they are a party. Except as set forth on
Schedule 3.18(b), each System operates pursuant to a Franchise.

          (c) Except as set forth on Schedule 3.18(c) and subject to such other exceptions as would not have a Material Adverse Effect, no Person (including any governmental authority) has any right to acquire any interest in any System or any assets of the Company or any of the Company Subsidiaries (including any right of first refusal or similar right) upon an assignment or transfer of control of a Company Franchise, other than rights of condemnation or eminent domain afforded by law.

          (d) Neither the Company nor any of the Company Subsidiaries has made or is bound by any material written commitments to any state, municipal, local or other governmental commission, agency or body with respect to the operation and construction of the Systems which are not fully reflected in a Company Franchise or a Material Agreement.

         Section 3.19. Title to Properties; Encumbrances. Except as set forth on Schedule 3.19, the Company and each of the Company Subsidiaries has good and marketable title to (or in the case of leased assets, valid and existing leasehold interests in) the material assets set forth on the balance sheet included in the Form 10-Q (other than those disposed of in the ordinary course of business since the June 30, 1998), free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.19, the Company and each of the Company Subsidiaries owns or has the lawful right to use all assets, properties, operating rights, easements, contracts, leases, and other instruments necessary to operate its business as presently conducted in all material respects. Schedule 3.19 sets forth a list of all real property which is owned or leased by the Company or any of the Company Subsidiaries. Except as set forth in Schedule 3.19 and with such other exceptions as would not have a Material Adverse Effect, all buildings, improvements, central receiving apparatus, distribution equipment, cables, converters, origination equipment and other operating assets of the Company and the Company Subsidiaries are in good working order and condition, normal wear and tear excepted.


                                   ARTICLE 4
                    Representations and Warranties of Buyer

         Buyer represents and warrants to the Company that:

         Section 4.01. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby. Buyer has heretofore delivered to the Company true and complete copies of Buyers and Merger Subsidiarys certificate or articles of incorporation and bylaws as in effect on the date hereof.

         Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action of Buyer and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

         Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no material action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Exchange Act; and (c) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, and would not reasonably be expected to have, a Buyer MAE or materially interfere with or delay the transactions contemplated hereby. As used herein, the term Buyer MAE means a material adverse effect on the business, assets, operations, condition (financial or otherwise), results of operations or the conduct of the business of Buyer and its Subsidiaries taken as a whole.

         Section 4.04. Non-contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate or articles of incorporation or bylaws of Buyer or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict in any material respect with any provision of law, regulation, judgment, order or decree binding upon Buyer or any Subsidiary of Buyer, or (c) except as set forth in Schedule 4.04, and with such exceptions as would not individually or in the aggregate have a Buyer MAE, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or any Subsidiary of Buyer or to a loss of any benefit to which Buyer or any Subsidiary of Buyer is entitled under any agreement, contract or other instrument binding upon Buyer or any Subsidiary of Buyer.

         Section 4.05. Proxy Statement; Schedule 13E-3. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the information supplied by Buyer for inclusion or incorporation by reference in the Company Proxy Statement or the Schedule 13E-3, as either such document may be amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 4.06. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of Buyer or any Buyer Subsidiary (other than the Company or any Company Subsidiary as set forth in Section 3.15) who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 4.07. Financing. Buyer has, or will have prior to the Effective Time, sufficient funds available to pay the Merger Consideration in respect of all of the Shares (other than Shares owned by Buyer or any Subsidiary of Buyer) and to pay all related fees and expenses pursuant to the Merger and this Agreement.

         Section 4.08. Ownership of Shares. Buyer is the record and beneficial owner of 2,964,250 Shares.

                                   ARTICLE 5
                           Covenants of the Company

         The Company agrees that:

         Section 5.01.  Conduct of the Company.  Except as set forth in
Schedule 5.01 or as otherwise contemplated herein, from the date hereof until the Effective Time, the Company and the Company Subsidiaries shall conduct their business in the ordinary course consistent with past practice in all material respects and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees in all material respects. Without limiting the generality of the foregoing, from the date hereof until the Effective Time and except as set forth in Schedule 5.01:

          (a) the Company will not and will not permit any Company Subsidiary adopt or propose any change in its certificate of incorporation or bylaws;

          (b) the Company will not, and will not permit any Company Subsidiary to, merge or consolidate with any other Person or acquire assets from any other Person in excess of $375,000;

          (c) the Company will not, and will not permit any Company Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments disclosed herein or (ii) not in excess of $375,000;

          (d) the Company will not, and will not permit any Company Subsidiary to, make any capital expenditure in excess of $375,000;

          (e) the Company will not, and will not permit any Company Subsidiary to, enter into or amend in any material respect any agreement that would be required to be disclosed on Schedule 3.18;

          (f) the Company will not, and will not permit any Company Subsidiary to, take any action described in subsections (b) through
         (i) of Section 3.10;

          (g) the Company will not, and will not permit any Company Subsidiary to, agree or commit to do any of the foregoing; or

          (h) the Company will not, and will not permit any Company Subsidiary to take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at the Effective Time.

         Section 5.02. Stockholder Meeting; Proxy Material. The Company shall cause the Company Stockholder Meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the Companys stockholders and include such recommendation in the Company Proxy Statement. In connection with such meeting, the Company (a) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (b) will otherwise comply with all legal requirements applicable to such meeting.

         Section 5.03. Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Company Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Companys employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Company Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder.


                                   ARTICLE 6
                              Covenants of Buyer

         Buyer agrees that:

         Section 6.01. Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

         Section 6.02. Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement and the Merger at the Company Stockholder Meeting.

         Section 6.03. Director and Officer Liability. For six years after the Effective Time, Buyer will, and will cause the Surviving Corporation to,
(i)indemnify and hold harmless the present and former officers, directors and employees of the Company in respect of acts or omissions occurring prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) to the fullest extent permitted under the Companys Certificate of Incorporation and Bylaws and (ii) to the fullest extent permitted under applicable law, advance to such Persons expenses incurred in defending any action or suit with respect to which indemnity may be available under the Companys Certificate of Incorporation or Bylaws upon receipt from each such Person to whom expenses are advanced of an undertaking reasonably satisfactory to Buyer to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether any of the foregoing Persons is entitled to indemnification or advancement of expenses as set forth above shall be made by independent legal counsel selected mutually by such Person and Buyer. For six years after the Effective Time, Buyer will use its best efforts to provide officers and directors liability insurance and fiduciary liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by the Companys officers and directors liability insurance policy and fiduciary liability insurance policy on terms with respect to coverage and amount no less favorable in any material respect than those of such policies in effect on the date hereof; provided that in satisfying its obligation under this Section, Buyer shall not be obligated to pay annual premiums in excess of $76,740 (which is approximately 200% of the current annual premiums allocated to the Company as of the date hereof); provided further that if the premiums would exceed such amount in a given year, Buyer shall use its best efforts to purchase coverage that in the reasonable opinion of Buyer is the best available for such amount per year. Buyer may satisfy such obligation by purchasing officers and directors liability and fiduciary liability run-off coverage for such six-year period.

         Section 6.04. Absence of Actions Causing Breach. Buyer agrees that it will not knowingly cause the Company or any Company Subsidiary to take any action that would cause the Company to breach any of its representations, warranties, agreements or covenants under this Agreement.


                                   ARTICLE 7
                      Covenants of Buyer and the Company

         The parties hereto agree that:

         Section 7.01. Best Efforts; SEC Filings. Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including but not limited to the satisfaction of all conditions to the Merger and seeking to remove promptly any injunction or other legal barrier that may prevent or delay such consummation. Each of the parties shall promptly notify the other whenever a consent is obtained and shall keep the other informed as to the progress in obtaining such consents. The Company and Buyer will promptly prepare and file with the SEC, and thereafter promptly mail to the stockholders of the Company as promptly as practicable the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting. The Schedule 13E-3, and any amendments or supplements thereto, will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Proxy Statement will include therein the information required to be provided to the Companys shareholders by Rule 13e-3(e) under the Exchange Act.

         Section 7.02. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national quotation system, will not issue any such press release or make any such public statement prior to such consultation.

         Section 7.03. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         Section 7.04. Notices of Certain Events. The parties shall promptly notify each other of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) the occurrence, or threatened occurrence, of any fact or circumstance that would cause or constitute, or would be reasonably likely to cause or constitute, a material breach of any of its representations and warranties set forth herein.


                                   ARTICLE 8
                       Closing; Conditions to the Merger

         Section 8.01.  Closing.   The closing of the transactions contemplated
hereby shall take place at the offices of counsel to Buyer in New York, New York, or at such other location as the parties may agree in writing.

         Section 8.02. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have been adopted by the stockholders of the Company in accordance with such Law;

          (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

          (c) (i) no federal, state or foreign court, arbitrator or governmental body, agency, or official shall have issued any order, and there shall not have been adopted or promulgated any statute, rule or regulation, prohibiting the consummation of the Merger, or, except for orders, statutes, rules and regulations of general effect, limiting or restricting Buyers conduct or operation of the business of the Company after the Merger in a manner that would have a Material Adverse Effect, and (ii) no proceeding seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any governmental agency or authority before any court, arbitrator or governmental body, agency or official and be pending.

         Section 8.03. Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true (disregarding all exceptions therein for materiality and Material Adverse Effect) at and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true (disregarding all exceptions therein for materiality and Material Adverse Effect) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect and (ii)Buyer shall have received a certificate signed by an executive officer on behalf of the Company to the foregoing effect;

          (b) Buyer shall have received all customary documents it may reasonably request relating to the existence of the Company and the authority of the Company for this Agreement, all in form and substance reasonably satisfactory to Buyer; and

          (c) 120 calendar days shall have elapsed after the effective time of the merger of Avalon Cable of Michigan Inc. (Avalon Cable) into Buyer shall have occurred in accordance with the Agreement and Plan of Merger dated as of June 3, 1998, amended and restated on July 15, 1998, and further amended on August 11, 1998 (as amended from time to time, the Buyer Merger Agreement), among Buyer, Avalon Cable of Michigan Holdings Inc. and Avalon Cable.

         Section 8.04. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) each of Buyer and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time and the representations and warranties of Buyer and Merger Subsidiary contained in this Agreement shall be true (disregarding all exceptions therein for materiality and Buyer MAE) at and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true (disregarding all exceptions therein for materiality and Buyer MAE) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a Buyer MAE and (ii) the Company shall have received a certificate signed by an executive officer on behalf of Buyer to the foregoing effect;

          (b) the Company shall have received all customary documents it may reasonably request relating to the existence of Buyer or Merger Subsidiary and the authority of Buyer or Merger Subsidiary for this Agreement, all in form and substance reasonably satisfactory to the Company; and

          (c) the fairness opinion, dated as of the date hereof, delivered by Oppenheimer shall not have been withdrawn or modified in any materially adverse respect.


                                   ARTICLE 9
                                  Termination

         Section 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a)   by mutual written consent of the Company and Buyer;

          (b) by either the Company or Buyer, if the Merger has not been consummated by March 31, 1999; provided that no party that has materially breached its obligations hereunder shall be entitled to terminate this Agreement under this subsection;

          (c)   by Buyer, if the Buyer Merger Agreement is terminated;

          (d) by either the Company or Buyer (so long as such party has complied in all material respects with its obligations under Section 7.01), if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (e) by the Company (provided that at the time Buyer would not be entitled to terminate this Agreement under Section 9.01(f) disregarding the notice provision therein) if Buyer or Merger Subsidiary is (i) in material breach of any of its obligations hereunder or (ii) in breach of one or more of its representations and warranties hereunder (disregarding any exceptions therein for materiality or Buyer MAE) with such exceptions as would not individually or in the aggregate have a Buyer MAE, and does not cure, or proceed in good faith to cure, such breach within ten business days after the Company delivers written notice thereof; or

          (f) by Buyer (provided that at the time the Company would not be entitled to terminate this Agreement under Section 9.01(e) disregarding the notice provisions thereof) if the Company is (i) in material breach of any of its obligations hereunder or (ii) in breach of one or more of its representations or warranties hereunder (disregarding any exceptions therein for materiality or Material Adverse Effect) with such exceptions as would not individually or in the aggregate have a Material Adverse Effect, and does not cure, or proceed in good faith to cure, such breach within ten business days after notice by Buyer thereof.

The party desiring to terminate this Agreement pursuant to clauses 9.01(b) 9.01(c), 9.01(d), 9.01(e) or 9.01(f) shall give written notice of such termination to the other party in accordance with Section 10.01.

         Section 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Section 10.04 shall survive the termination hereof.


                                  ARTICLE 10
                                 Miscellaneous

         Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to Buyer or Merger Subsidiary, to:

                  Cable Michigan, Inc.
                  105 Carnegie Center
                  Princeton, New Jersey 08540
                  Telecopy: 609-734-3830
                  Attention: General Counsel

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Telecopy: 212-450-4800
                  Attention: William L. Taylor

         if to the Company, to:

                  Mercom, Inc.
                  105 Carnegie Center
                  Princeton, New Jersey 08540
                  Telecopy: 609-734-3830
                  Attention: General Counsel

                  with a copy to:

                  Swidler Berlin Shereff Friedman, LLP
                  919 Third Avenue
                  New York, NY 10022
                  Telecopy: 212-308-4519
                  Attention: Charles I. Weissman

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

         Section 10.02. Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. The parties agree (i)that the Company shall have no liability whatsoever for any breach of the representations and warranties set forth in
Article 3 and (ii)that such representations and warranties are provided only for the purpose of the condition set forth in Section 8.03(a) and the termination provision set forth in Section 9.01(f). All covenants and agreements contained herein which by their terms are to be performed in whole or in part after the Effective Time shall survive the Effective Time and be enforceable in accordance with their terms.

         Section 10.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (c) The Company shall not amend or waive any right under this Agreement, or consent to or exercise any right to terminate this Agreement, unless such action is approved by the Special Committee.

         Section 10.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         Section 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that the rights and obligations of Merger Subsidiary may be assigned to any affiliates of Buyer and each of Buyer and Merger Subsidiary may pledge their rights hereunder to any person or entity providing financing to Buyer or Merger Subsidiary.

         Section 10.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

         Section 10.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         Section 10.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Sections 6.03 and 10.09 (which are also intended to be for the benefit of the persons provided for therein and may also be enforced by such persons).

         Section 10.09. No Personal Liability. Neither this Agreement nor any certificate delivered hereunder shall create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of any party hereto (except the Buyer to the extent set forth herein) or any officer, director, employee, agent, representative or investor of any party hereto.

         Section 10.10. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in any federal court in the State of Delaware or any Delaware state court sitting in Wilmington, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

         Section 10.11. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words include, includes or including are used in this Agreement they shall be deemed to be followed by the words without limitation. The phrases the date of this Agreement, the date hereof, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 10, 1998.

         Section 10.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or any Delaware state court sitting in Wilmington, in addition to any other remedy to which they are entitled at law or in equity.

         Section 10.13. Entire Agreement; Schedules. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. Each party acknowledges and agrees that no other party hereto makes any representations or warranties, whether express or implied, other than the express representations and warranties contained herein or in the certificates to be delivered at the Effective Time. The fact that any item of information is disclosed in any Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms material or Material Adverse Effect or other similar terms in this Agreement. A matter set forth in one section of the Schedules need not be set forth in any other section or Schedule so long as its relevance to the latter section or Schedule is reasonably clear.

         Section 10.14. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  MERCOM, INC.



                                  By: /s/ Mark Haverkate
                                     -------------------------------
                                     Name:    Mark Haverkate
                                     Title:   President and
                                                 Chief Executive Officer

                                  CABLE MICHIGAN, INC.



                                  By: /s/ David C. McCourt
                                     -------------------------------
                                     Name:    David C. McCourt
                                     Title:   Chairman,
                                                 Chief Executive Officer

                                  MERCOM ACQUISITION, INC.



                                  By: /s/ David C. McCourt
                                     -------------------------------
                                     Name:    David C. McCourt
                                     Title:   Chairman,
                                                 Chief Executive Officer